As filed with the Securities and Exchange Commission on June 9, 2009
Registration No. 333-159497

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

INTELLIGENT SYSTEMS CORPORATION
(Exact name of Registrant as specified in its charter)

Georgia	3452	58-1964787
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

4355 Shackleford Road
Norcross, Georgia 30093
(770) 381-2900
(Address, including Zip Code, and Telephone Number, including Area Code, of
Registrant’s Principal Executive Offices)

Bonnie L. Herron
Chief Financial Officer
Intelligent Systems Corporation
4355 Shackleford Road
Norcross, Georgia 30093
(770) 381-2900
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
Copy to:
Larry D. Ledbetter, Esq.
Ledbetter Johnson Wanamaker Glass LLP
1175 Peachtree Street, NE
100 Colony Square, Suite 1100
Atlanta, Georgia 30361
(404) 835-9503

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed Maximum	Maximum
Title of Each Class of Securities to be	Amount to be	Offering Price Per	Aggregate	Amount of
Registered	Registered	Share	Offering Price	Registration Fee
Common Stock, par value $0.01 per share	4,478,971 shares	$0.70	$3,135,279.70 (1)	$174.95 (4)
Rights to purchase Common Stock, par value $0.01 per share	4,478,971 rights (2)	N/A	N/A	$0.00 (3)
Total	—	—	—

(1)	Represents the aggregate gross proceeds from the exercise of the maximum number of rights that may be issued.

(2)	Evidencing the rights to subscribe for 4,478,971 shares of common stock, par value $0.01 per share.

(3)	The rights are being issued for no consideration. Pursuant to Rule 457(g) under the Securities Act of 1933, as amended, no separate registration fee is payable.

(4)	Registration fee previously paid.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold nor may offers to buy these securities be accepted until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, June ________, 2009
PROSPECTUS
Intelligent Systems Corporation
Up to 4,478,971 Shares of Common Stock Issuable Upon Exercise of Rights
to Subscribe for Such Shares at $0.70 per Share
     We are distributing at no charge to holders of our common stock non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock owned at the close of business on June 17, 2009. We are distributing subscription rights exercisable for up to an aggregate of 4,478,971 shares of our common stock. The net proceeds from this rights offering will be used principally to support our plans for our subsidiary, CoreCard Software, Inc. (“CoreCard”), including increasing marketing and sales activities, expanding CoreCard’s management team, and devoting additional resources to CoreCard’s credit and prepaid card processing services offering. If all the rights were exercised, the total purchase price of the shares offered in this rights offering would be $3,135,279.70.
     Each whole subscription right will entitle you, as a holder of our common stock, to purchase one share of our common stock at a subscription price of $0.70 per share. Subscribers who exercise their rights in full may over-subscribe for additional shares, subject to certain limitations, to the extent shares are available.
     The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Daylight Time, on July 17, 2009, unless extended. We, in our sole discretion, may extend the period for exercising the subscription rights. Subscription rights that are not exercised by the expiration date of this rights offering will expire and have no value.
     You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. Unless our board of directors cancels or terminates the rights offering, all exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights.
     The subscription rights may not be sold or transferred.
     We may cancel or terminate the rights offering at any time prior to its expiration. If the total purchase price for the shares subscribed for is less than $1,400,000, we plan to cancel the rights offering, but we are not obligated to do so, and our board of directors may modify or waive this requirement. If we cancel or terminate this offering, we will return your subscription price, but without any payment of interest.
     The shares are being offered directly by us without the services of an underwriter or selling agent.
     Shares of our common stock are traded on the NYSE Amex exchange under the symbol “INS”. On June 5, 2009, the closing sales price for our common stock was $0.65 per share. The shares of common stock issued upon exercise of the rights will also be listed on the NYSE Amex exchange under the same symbol.
     Exercising the rights and investing in our common stock involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 13 of this prospectus and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     The date of this prospectus is June         , 2009.

ABOUT THIS PROSPECTUS
          Unless otherwise stated or the context otherwise requires, the terms “Intelligent Systems,” “we,” “us,” “our,” and the “Company” refer to Intelligent Systems Corporation and its subsidiaries, and the term “common stock” means Intelligent Systems Corporation’s common stock, par value $0.01 per share.
          You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights. Our business, financial condition, results of operations and prospects may have changed since that date.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This prospectus includes forward-looking statements regarding, among other things, our financial condition and business strategy. Forward-looking statements provide our current expectations and projections about future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions, and other statements that are not historical facts. As a result, all statements other than statements of historical facts included in this prospectus, including, without limitation, statements under the heading “Risk Factors” and located elsewhere in this prospectus regarding the prospects of our industry and our prospects, plans, financial position, and business strategy may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “foresee,” “believe,” or “continue,” or the negatives of these terms or variations of them or similar terminology, but the absence of these words does not necessarily mean that a statement is not forward-looking.
          Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus, including in conjunction with the forward-looking statements included in this prospectus and under the heading “Risk Factors.” These factors include, without limitation, our history of operating losses, continued uncertainty in the global financial markets, our reliance on a relatively small number of customers for a significant percentage of our revenue, our software subsidiary’s ability to develop new products, customers’ acceptance of our new and existing products, competition in our industries, our ability to protect our intellectual property rights, our ability to obtain financing and the terms and conditions of any financing that is consummated, our ability to meet the listing standards of the NYSE Amex exchange, the possible volatility of our stock price, and the potential fluctuation of our operating results.
     All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this document. These forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events except as may be required by applicable securities laws.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING
     The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, the common stock of the Company and our business.
     Exercising the rights and investing in our common stock involves risks. We urge you to carefully read the section entitled “Risk Factors” beginning on page 13 of this prospectus and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.
What is a rights offering?
     We are distributing to holders of our common stock as of 5:00 p.m., Eastern Daylight Time, on June 17, 2009, the “record date,” at no charge, subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock you owned at the close of business on the record date. The subscription rights will be evidenced by rights certificates.
What is a right?
     Each whole right gives our stockholders the opportunity to purchase one share of our common stock for $0.70 per share and carries with it a basic subscription privilege and an over-subscription privilege.
How many shares may I purchase if I exercise my rights?
     We are granting to you, as a stockholder of record on the record date, one subscription right for each share of our common stock you owned at that time. Each right contains the basic subscription privilege and the over-subscription privilege. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.
     If you hold your shares in the name of a broker, dealer, or other nominee who uses the services of the Depository Trust Company, or “DTC,” then DTC will issue one right to the nominee for each share of our common stock you own at the record date. Each whole right can then be used to purchase one share of common stock for $0.70 per share.
What is the basic subscription privilege?
     The basic subscription privilege of each whole right entitles you to purchase one share of our common stock at the subscription price of $0.70 per share.
What is the over-subscription privilege?
     The over-subscription privilege of each right entitles you, if you have fully exercised your basic subscription privilege, to subscribe for additional shares of our common stock at the same subscription price per share. Pursuant to your over-subscription privilege, you may subscribe for up to 500,000 additional shares. Shares will only be awarded to you, however, if other holders of subscription rights do not subscribe for all the shares available to them under their basic subscription privileges.
How will shares be awarded following the expiration date?
     Shares will first be awarded to rights holders in the amount that each holder subscribed for under his basic subscription privilege. If available shares remain after the fulfillment of all basic subscription requests under the holders’ basic subscription privilege, then shares will be awarded to rights holders who exercised their over-subscription privilege. If there are sufficient shares available to fulfill the over-subscription requests of all rights holders, then each rights holder will receive the number of shares subscribed for under his over-subscription privilege.
What if there is an insufficient number of shares to satisfy the over-subscription requests?
     If there is an insufficient number of shares of our common stock available to satisfy fully the over-subscription requests of rights holders, subscription rights holders who exercised their over-subscription privilege will receive the available shares pro rata in proportion to the number of shares of our common stock that rights holders who exercised their over-subscription privilege purchased by exercising their basic subscription privilege. In certain situations, allocating the remaining available shares on this basis could result in your receiving an allocation of a greater number of shares than you subscribed for under your over-subscription privilege. If this occurs, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their over-subscription privileges on the pro rata basis described above.
What if I do not receive the full number of shares for which I subscribed?
     If you do not receive the full number of shares for which you subscribed, any excess subscription payment will be returned to you, without interest or deduction, promptly after the expiration of the rights offering.
Why are we conducting the rights offering?
     We are making the rights offering to procure funds which we will use principally to support our plans for our CoreCard subsidiary, including increasing marketing and sales activities, expanding CoreCard’s management team, and devoting additional resources to CoreCard’s credit and prepaid card processing services offering. A rights offering provides our stockholders the opportunity to participate in this transaction and minimizes the dilution of their ownership interest in the Company.
How was the subscription price of $0.70 per share determined?
     Our board of directors determined the subscription price after considering the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, and historical and current trading prices for our common stock. The subscription price for a subscription right is $0.70 per share. The subscription price does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering.
Am I required to exercise any or all of the rights I receive in the rights offering?
     No. You may exercise any number of your rights, or you may choose not to exercise any rights.
What happens if I choose not to exercise my subscription rights?
     If you do not exercise any rights, the number of shares of our common stock you own will not change. However, because shares are expected to be purchased by other stockholders in the rights offering, your percentage ownership after the exercise of the rights will be diluted.
How soon must I act to exercise my rights?
     The rights may be exercised beginning on the date of this prospectus through the expiration date, which is July 17, 2009, at 5:00 p.m., Eastern Daylight Time, unless extended by us. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you or your broker or nominee at or before the expiration date. Although we have the option of extending the expiration date of the subscription period, we currently do not intend to do so.

When will I receive my subscription rights certificate?
     Promptly after the date of this prospectus, the subscription agent will send a subscription rights certificate to each registered holder of our common stock as of 5:00 p.m., Eastern Daylight Time, on the record date, based on our stockholder registry maintained at the transfer agent for our common stock. If you hold your shares of common stock through a brokerage account, bank or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your broker, bank or nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your broker, bank or other nominee and request a separate subscription rights certificate. It is not necessary to have a physical subscription rights certificate to elect to exercise your rights.
May I transfer my rights?
     No. Should you choose not to exercise your subscription rights, you may not sell, give away or otherwise transfer your subscription rights. Subscription rights will, however, be transferable by operation of law (for example, upon the death of the recipient).
Are we requiring a minimum subscription to complete the rights offering?
     Yes. We plan to complete the rights offering only if we receive subscriptions totaling at least $1,400,000 by the expiration date of the rights offering. This requirement, however, may be modified or waived by our board of directors.
Can the board of directors cancel, terminate, amend, or extend the rights offering?
     Yes. Our board of directors may decide to cancel or terminate the rights offering at any time before the expiration of the rights offering and for any reason. If our board of directors cancels or terminates the rights offering, we will issue a press release notifying stockholders of the cancellation or termination, and any money received from subscribing stockholders will be promptly returned, without interest or deduction.
     We may amend the terms of the rights offering or extend the subscription period of the rights offering. The period for exercising your subscription rights may be extended by our board of directors, although we do not presently intend to do so. We also reserve the right to amend the terms of the rights offering.
Have any stockholders indicated they will exercise their rights?
          Yes. Some of the members of our management team and board of directors have advised us that they currently intend to participate in the rights offering. One of our largest stockholders and our Chief Executive Officer, J. Leland Strange, has indicated that he intends to participate to the full extent of his basic subscription right and may exercise his over-subscription right to some lesser extent, but he is not obligated to do so.
Has our board of directors made a recommendation to our stockholders regarding the exercise of rights under the rights offering?
     No. Our board of directors has not, and will not, make any recommendation to stockholders regarding the exercise of rights under the rights offering. You should make an independent investment decision about whether or not to exercise your rights. Stockholders who exercise rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will remain above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. If you do not exercise your rights, you will lose any value represented by your rights and your percentage ownership interest in the Company will be diluted. For more information on the risks of participating in the rights offering, see the section of this prospectus entitled “Risk Factors.”

How do I exercise my rights? What forms and payment are required to purchase the shares of common stock?
     If you wish to participate in the rights offering, you must take the following steps, unless your shares are held by a broker, dealer, or other nominee:
• deliver payment to the subscription agent using the methods outlined in this prospectus; and
• deliver a properly completed rights certificate to the subscription agent before 5:00 p.m., Eastern Daylight Time, on July 17, 2009, unless extended.
     If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to purchase shares to the full extent of the payment tendered. If the payment exceeds the subscription price for the full exercise of the basic and over-subscription privileges (to the extent specified by you), the excess will be refunded. You will not receive interest on any payments refunded to you under the rights offering.
What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, or other nominee?
     If you hold your shares of our common stock in the name of a broker, dealer, or other nominee, then your broker, dealer, or other nominee is the record holder of the shares you own. The record holder must exercise the rights on your behalf for the shares of common stock you wish to purchase.
     If you wish to participate in the rights offering and purchase shares of common stock, please promptly contact the record holder of your shares. We will ask your broker, dealer, or other nominee to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials.
May stockholders in all states participate?
     Although we intend to distribute the rights to all stockholders, we reserve the right in some states to require stockholders, if they wish to participate, to state and agree that upon exercise of their respective rights that they are acquiring the shares for investment purposes only, and that they have no present intention to resell or transfer any shares acquired.
When will I receive my new shares?
     If you purchase shares of common stock in the rights offering, you will receive your new shares promptly after the closing of the rights offering.

After I send in my payment and rights certificate, may I change or cancel my exercise of rights?
     No. Unless our board of directors cancels or terminates the rights offering, all exercises of rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your rights. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $0.70 per share.
Are there risks in exercising my subscription rights?
     Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. You should carefully read the section entitled “Risk Factors” beginning on page 13 of this prospectus and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.
What are the United States Federal income tax consequences of exercising my subscription rights?
     A holder should not recognize income or loss for United States Federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to the particular consequences to you of the rights offering.
How many shares of common stock will be outstanding after the rights offering?
     As of June 17, 2009, we had 4,478,971 shares of common stock issued and outstanding. Based upon the maximum of 4,478,971 shares that may be issued pursuant to the rights offering we would have 8,957,942 shares of common stock outstanding after the closing of the rights offering.
How much money will the Company receive from the rights offering?
     If we meet the minimum purchase requirement, we will receive proceeds of $1,400,000, before deducting estimated offering expenses. If we sell all of the shares being offered, we will receive proceeds of $3,135,279.70, before deducting estimated offering expenses. See the section of this prospectus entitled “Use of Proceeds.”
Will I be charged a sales commission or a fee if I exercise my subscription rights?
     We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.
If the rights offering is not completed, will my subscription payment be refunded to me?
     Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, we will promptly instruct the subscription agent to return your payment in full. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will send payments through the record holder of your shares. Any funds returned will be returned without interest or deduction.
Will the rights be listed on a stock exchange or national market?
     The rights themselves will not be listed on the NYSE Amex exchange or any other stock exchange or national market. Our common stock will continue to trade on the NYSE Amex exchange under the symbol “INS”, and the shares issued in connection with the rights offering will be eligible for trading on the NYSE Amex exchange.

To whom should I send my forms and payment?
     If your shares are held in the name of a broker, dealer, or other nominee, then you should send your subscription documents and payment to that record holder in accordance with the instructions you receive from that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and payment by hand delivery, first class mail, or courier service to:
American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, New York 11219
Telephone: (877) 248-6417
     You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate, and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.
Whom should I contact if I have other questions?
If you have other questions or need assistance, please contact the information agent, Morrow & Co., LLC, at 470 West Avenue, Stamford, CT 06902, Telephone: (800) 607-0088 or (203) 658-9400.
For a more complete description of the rights offering, see “The Rights Offering” beginning on page 25.

SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference therein. This summary is not complete and may not contain all of the information that you should consider before deciding whether or not you should exercise your rights. You should read the entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 13 of this prospectus and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.
Our Company
          We and our predecessor companies have operated since 1973, and our securities have been publicly traded since 1981. Since the early 1980s, we have conducted our operations principally through wholly and majority owned subsidiaries or minority owned affiliates to which we devote extensive management resources. Depending upon the needs of each company, we may undertake a variety of roles including day-to-day management of operations, board of director participation, financing, market planning, strategic contract negotiations, personnel and administrative roles, and similar functions.
          Our current operations are conducted principally through two consolidated subsidiaries: CoreCard Software, Inc. (“CoreCard”) and ChemFree Corporation (“ChemFree”). We own 100 percent of ChemFree and 95 percent of CoreCard. We also have two wholly-owned subsidiaries, CoreCard SRL and ISC Software in Romania and India, respectively, that perform software development and testing for CoreCard. Our affiliate companies (in which we have a minority ownership) are mainly involved in the information technology industry.
          ChemFree designs, assembles and sells bioremediating parts washers and associated supplies that are used by commercial, industrial, military and government agencies to maintain and service machinery or vehicles used in their operations. The parts washer system, sold under the SmartWasher® trademark, uses a proprietary advanced bio-remediation process that cleans automotive and machine parts without using hazardous, solvent-based chemicals. Our assembled products are shipped to U.S, and international resellers or direct to domestic customer sites and do not require set-up or on-site support from us. Customers purchase proprietary replacement supplies consisting of fluid and filters from us after the initial parts washer sale. In some cases, we provide equipment to multi-site corporate users under leases which typically range between three and four years.
          CoreCard designs, develops, and markets transaction processing software to accounts receivable businesses, financial institutions (such as banks and credit unions), retailers and processors to manage their credit and debit card, prepaid cards, private label cards, fleet cards, loyalty programs, and accounts receivable and small loan transactions. CoreCard has developed software applications based on its core financial transaction processing platform to address the unique requirements of customers issuing:
•	Credit/Debit Cards – involving revolving or non-revolving credit issued to consumer or business accounts (with or without a physical card) that typically involve interest, fees, settlement, collections, etc. Within this market, CoreCard offers software specifically tailored to handle private label cards, network branded (i.e. MasterCard or VISA) bank cards, fleet cards, and short-term consumer loans.

•	Prepaid Cards – involving pre-loaded funds drawn down for purchase or cash withdrawal typically involving a variety of fees but no interest. Numerous examples exist including gift cards, loyalty/reward cards, health benefit cards, payroll and benefits disbursement, government assistance payments, and transit cards.
          Our products allow financial institutions and commercial customers to optimize their credit and prepaid card account management systems, improve customer retention, lower operating costs, and create greater market differentiation. CoreCard is also introducing a custom processing service to provide prepaid card processing services using the CoreCard software configured to each customer’s preferences, with an option to license the same software for in-house processing in the future. We receive software license fees as well as service revenue from implementation, customization, training, and support services.

We are incorporated under the laws of the State of Georgia. Our principal executive offices are located at 4355 Shackleford Road, Norcross, Georgia 30093, and our telephone number is (770) 381-2900. Our website is www.intelsys.com. The information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment in our securities.
Recent Developments
Our board of directors approved and submitted to our shareholders for their approval a reverse stock split at a ratio of one-for-four, one-for-six or one-for-eight. The reverse stock split was considered at the annual meeting of our shareholders on May 28, 2009 and was approved by the shareholders at the annual meeting. The board of directors has the authority to decide whether and at what ratio the reverse stock split should be effected and to file an amendment to our articles of incorporation effectuating the split. If our board of directors elects to effectuate the reverse stock split, then the reverse stock split will occur after the completion of the rights offering.
The Rights Offering

Rights	We are distributing to you, at no charge, one non-transferable subscription right for every one share of our common stock that you owned on the record date, either as a holder of record or, in the case of shares held of record by brokers, banks or other nominees, on your behalf, as a beneficial owner of such shares. We expect the gross proceeds from the rights offering to be $3,135,279.70, assuming full participation.

Basic subscription privilege	Each whole right gives you the opportunity to purchase one share of our common stock for $0.70 per share.

Over-subscription privilege	If you elect to exercise your basic subscription privilege in full, you may also subscribe for up to 500,000 additional shares at the same subscription price per share. Shares will only be awarded to you, however, if other holders of subscription rights do not subscribe for all the shares available to them under their basic subscription privileges. If there is an insufficient number of shares of our common stock available to fully satisfy the over-subscription requests of rights holders, subscription rights holders who exercised their over-subscription privilege will receive the available shares pro rata in proportion to the number of shares of our common stock that rights holders who exercised their over-subscription privilege purchased by exercising their basic subscription privileges. In certain situations, allocating the remaining available shares on this basis could result in your receiving an allocation of a greater number of shares than you subscribed for under your over-subscription privilege. If this occurs, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their over-subscription privileges on the pro rata basis described above. If you do not receive the full number of shares for which you subscribed, any excess subscription payment will be returned to you, without interest or deduction, promptly after the expiration of the rights offering.

Record date	5:00 p.m. Eastern Daylight Time on June 17, 2009.

Expiration date	5:00 p.m. Eastern Daylight Time on July 17, 2009, unless extended by us, in our sole discretion. Any rights not exercised at or before that time will expire without any payment to the holders of those unexercised rights.

Subscription price	$0.70 per share, payable in cash.

Non-transferability of rights	The subscription rights may not be sold, transferred, or assigned and will not be listed for trading on the NYSE Amex exchange or on any stock exchange or market or on the OTC Bulletin Board.

No board recommendation	Our board of directors makes no recommendation to you about whether you should exercise any rights. You are urged to make an independent investment decision about whether to exercise your rights based on your own assessment of our business and the rights offering. Please see the section of this prospectus entitled “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Procedure for exercising rights	If you are the record holder of shares of our common stock, to exercise your rights you must complete the rights certificate and deliver it to the subscription agent, American Stock Transfer & Trust Company, together with full payment for all the subscription rights you elect to exercise. The subscription agent must receive the proper forms and payments on or before the expiration of the rights offering. You may deliver the documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested. If you are a beneficial owner of shares of our common stock, you should instruct your broker, custodian bank, or nominee in accordance with the procedures described in the section of this prospectus entitled “The Rights Offering—Beneficial Owners.”

How rights holders can exercise rights through others	If you hold our common stock through a broker, custodian bank, or other nominee, we will ask your broker, custodian bank, or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank, or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank, or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank, or other nominee with the other rights offering materials. You should contact your broker, custodian bank, or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

No revocation	If you exercise any of your rights, you will not be permitted to revoke or change the exercise or request a refund of monies paid.

Issuance of our common stock	If you purchase shares of common stock through the rights offering, we will issue certificates representing those shares to you or Depository Trust Company on your behalf, as the case may be, promptly after the completion of the rights offering.

U.S. federal income tax considerations	A holder should not recognize income or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see “Material United States Federal Income Tax Consequences.”

Extension, cancellation, and amendment	The period for exercising your subscription rights may be extended by our board of directors, although we do not presently intend to do so. Our board of directors may cancel or terminate the rights offering in its sole discretion at any time on or before the expiration of the rights offering for any reason (including, without limitation, a change in the market price of our common stock). In the event that the rights offering is cancelled or terminated, all funds received from subscriptions by stockholders will be returned. Interest will not be payable on any returned funds. We also reserve the right to amend the terms of the rights offering.

Minimum subscription requirement	We plan to complete the rights offering only if we receive subscriptions totaling at least $1,400,000 by the expiration date of the rights offering. This requirement, however, may be modified or waived by our board of directors.

Shares outstanding before the rights offering	4,478,971 shares as of June 17, 2009.

Shares outstanding after completion of the rights offering	Up to 8,957,942 shares of our common stock will be outstanding immediately after completion of the rights offering.

No stand-by commitment	We have no stand-by or backstop commitment with any party to buy shares if the subscription rights are not fully exercised. Some of the members of our management team and board of directors have advised us that they currently intend to participate in the rights offering. One of our largest stockholders and our Chief Executive Officer, J. Leland Strange, has indicated that he intends to participate to the full extent of his basic subscription privilege and may exercise his over-subscription privilege to some lesser extent, but he is not obligated to do so.

Use of proceeds	If we meet the minimum purchase requirement, we will receive proceeds of $1,400,000, before deducting estimated offering expenses. If we sell all of the shares being offered, we will receive proceeds of $3,135,279.70, before deducting estimated offering expenses. We plan to use the net proceeds of the rights offering principally to support our plans for our CoreCard subsidiary, including increasing marketing and sales activities, expanding CoreCard’s management team, and devoting additional resources to CoreCard’s credit and prepaid card processing services offering.

Fees and expenses	We will bear the fees and expenses relating to the rights offering but not any commissions, fees or expenses you may incur in connection with the exercise of your rights.

Subscription agent	American Stock Transfer & Trust Company

Information agent	Morrow & Co., LLC

Questions	Questions regarding the rights offering should be directed to the information agent at 470 West Avenue, Stamford, CT 06902, Telephone: (800) 607-0088 or (203) 658-9400.

NYSE Amex trading symbol	Shares of our common stock are currently listed for quotation on the NYSE Amex exchange under the symbol “INS”, and any shares issued to you in connection with the rights offering will be eligible for trading on the NYSE Amex exchange.
Risk Factors
Exercising your rights and investing in our common stock involves various risks associated with your investment, including the risks described in the section of this prospectus entitled “Risk Factors” beginning on page 13 and the risks that we have highlighted in other sections of this prospectus. You should carefully read and consider these risk factors together with all of the other information included and incorporated by reference in this prospectus before you decide whether to exercise your rights to purchase shares of our common stock.

RISK FACTORS
          Investing in our securities involves a high degree of risk. You should carefully consider the specific risks described below, the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which are incorporated herein by reference, and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act of 1934, as amended, before making an investment decision. See the section of this prospectus entitled “Where You Can Find More Information.” Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition or operating results to suffer. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. Some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, please see “Forward-Looking Statements.”
Risks Related to Our Business and Industries
We have a history of losses from operations and there is no guarantee that we will realize or sustain a profit in the foreseeable future.
          We incurred net losses of $823,000 in 2008 and $2,424,000 in 2007 and may incur net losses in the future. Our historical losses are principally due to extensive new product development activities related to our software business and significant legal expenses related to protecting certain of our patents. Expenses associated with our domestic and offshore software development activities and the costs of the corporate office more than offset the profitable operations of our industrial products business. We currently expect our financial performance will improve over the next twelve to eighteen months but we may not achieve or sustain profitability on a regular basis and our performance may continue to fluctuate on an annual and quarterly basis for a number of factors, many of which are outside of our control, including those listed below:
•	The number, size and scope of our software contracts;

•	The volume and mix of products ordered by our industrial products customers;

•	Our customer retention and acquisition rate and satisfaction with our products and services;

•	The length of the sales cycle associated with our software products and services;

•	The efficiency with which we utilize our domestic and international employees;

•	How we plan and manage our existing and new software development projects and customer contracts;

•	Our ability to manage future growth;

•	Changes in pricing policies by us or our competitors;

•	Continued high levels of legal expenses related to actions we have undertaken to protect patents associated with our industrial products; and

•	Changes in cost of materials and production overhead for our industrial products.
          In addition, it is possible that in some future periods our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall.

Continued uncertainty in the global financial markets could have a negative impact on our software business.
          Our software subsidiary sells financial transaction processing software and related services to handle the complex processes involved in account management for credit cards, debit cards, prepaid cards, loyalty programs, private label cards, fleet cards, accounts receivable, and small loan transactions. Its target markets include companies in various segments of the financial services, retail, and fleet industries that provide credit or prepaid programs to consumers and/or businesses. The ongoing uncertainty in these market sectors could cause prospective customers to postpone or cancel plans to purchase our products and services or to choose to outsource their transaction processing rather than purchase our software and services for in-house management of their card account programs and processes. If a prospective customer requires financing to be able to fund the purchase of our software, financing may not be available on acceptable terms, if at all. Some of our current customers could also be affected negatively by these same trends, which could reduce demand for our professional services or reduce the monthly fees or additional license fees they pay to us. The turmoil in the financial markets could cause some of our prospects or customers to fail which could have a negative impact on sales and collection of accounts receivables.
Reluctance by financial institutions to act as sponsor banks for current and prospective customers could impact our software business.
          Our current software customers and prospective customers that issue credit, debit, or prepaid cards to consumers and businesses rely on financial institutions to act as sponsor banks to handle the flow of funds through the bank and association networks (e.g. MasterCard, VISA, Discover etc.). In the current banking crisis, financial institutions are more risk averse and more cautious about acting as sponsor banks, especially for new market entrants. Banks are also increasing the upfront and ongoing costs associated with providing such services. These factors could make it more time consuming and expensive for our customers and prospects to secure and maintain a sponsor bank relationship. It could also prompt some prospects to abandon or postpone plans to enter this business sector or to choose to outsource their transaction processing rather than purchase our software and manage their processing in-house. Any or all of these factors could have a negative impact on our software sales and business prospects and increase cash requirements.
Our software business intends to offer a new out-sourced processing service as an alternative to licensing our software to potential customers. There are risks associated with entering a new line of business and if we fail to manage this opportunity appropriately, it could have a material adverse effect on our business.
          We believe there is an opportunity to provide a unique alternative to licensing our software by adding credit and prepaid card processing services to our product and service offerings. Certain prospective customers that issue credit and prepaid cards may not have the resources to or interest in purchasing a license for our software in order to process their card transactions in-house. They may prefer to outsource these functions to a third party processor, at least initially, until they strengthen their in-house capabilities or want full control over their card management functions. We plan to offer our custom processing option whereby customers can outsource their credit or prepaid card processing functions to CoreCard. We will configure our software for each customer, handle various aspects of their card issuing and processing requirements, and provide a built-in option for the customer to license the same software and become their own processor should they desire to do so at some future date. We believe this will be an attractive offering to a small segment of credit and prepaid card issuers and will ensure we fully understand the market requirements that our licensed software needs to meet. We have experience helping our customers set up their card processing operations and compliance activities using our software; however, we have not previously set-up or operated our own processing business. There are a number of risks associated with entering this new line of business, including but not limited to the following:
•	Failure to accurately estimate the time and cost to set up a small, secure processing site;

•	Failure to achieve compliance with the various regulations governing security, personal identification, transactions processing and settling within the payment processing, association networks (such as MasterCard/Visa etc.) and banking industry;

•	Failure to secure a sponsor bank relationship;

•	Failure to attract enough customers through effective marketing and sales activities;

•	Failure to price our services to support a profitable operation over time;

•	Failure to implement appropriate internal controls; and

•	Failure to recruit and retain management with the necessary skills and industry knowledge to establish and run a successful operation.
Our revenue is concentrated in a relatively small number of customers in each of our business segments. The loss of a significant customer or a substantial decline in the number or scope of products or services sold to a significant customer could have a material adverse effect on our businesses.
          We derive and expect to continue to derive for the foreseeable future a significant portion of our total revenue from a limited but growing number of customers in each of our two business segments. In 2008, one of our industrial products customers represented approximately 37 percent of our consolidated revenue in 2008 and two distributors in the U.S. and European markets represented 12 percent and 10 percent, respectively, of our consolidated revenue. Any change in the volume of orders or timeliness of payments from such customers could have a negative impact on revenue, inventory levels and our financial condition. The volume of professional services that we provide for a specific customer in our software business is likely to vary from year to year, although our software maintenance and support revenue is generally stable or growing from year-to-year because our software customers purchase renewable annual contracts for such services. To the extent that any significant customer uses less of our services or terminates its relationship with us, as may occur as customers respond to conditions affecting their own business, our total revenue could decline substantially and that could harm our business.
We depend on good relations with our customers, and any harm to these good relations may materially and adversely harm our business or our ability to compete effectively.
          To attract and retain customers, we depend to a considerable extent on our relationships with our customers and our reputation for quality products and services. Our software products are often critical to our customers’ businesses. We believe that we generally enjoy good relations with our customers. If a customer is not satisfied with our products or services, it may be damaging to our reputation and business. Any defects or errors in our products or services or failure to meet our customers’ expectations could result in:
•	Delayed or lost revenue due to adverse customer reaction;

•	Requirements to provide additional products or services to a customer at a reduced fee or at no charge;

•	Negative publicity, which could damage our reputation and adversely affect our ability to attract or retain customers; and

•	Claims for damages against us, regardless of our responsibility for such failure.
          If we fail to meet our contractual obligations with our customers, we could be subject to legal liabilities or loss of customers. Although our contracts and warranty policies typically include provisions to limit our exposure to legal claims for the products and services we provide, these provisions may not protect us in all cases.
If we do not effectively manage the risks associated with our software development projects, customer contracts, and new product or service offerings, our profit margins and financial results may suffer.
          We may not accurately estimate the time and resources necessary to develop new software products or enhancements to existing products or to deliver our software products and services. It can be difficult to judge the time and resources necessary to complete development projects or professional services contracts for our software customers. A number of different risks must be accounted for, including, without limitation, the variability and predictability of the number, size, scope, cost, and revenue from professional services contracts; unanticipated cancellations or deferrals of services contracts; collection of revenue; project personnel costs and customer requirements. Accurate estimates as to the costs and timing of completion of software development projects or customer services contracts and the cost of providing customer support and maintenance services are particularly important for contracts that are performed on a fixed-price basis. Our failure to accurately estimate these risks could reduce the profitability of, or result in a loss on, our software projects and contracts and could damage our customer relationships and our reputation.
          Particularly with respect to our software business, we have a limited number of customer implementations in certain of our target markets and we expect to continually add new product and services to meet the requirements of new or changing target markets. If we do not estimate our development and marketing costs correctly or fail to accurately understand the market and customer requirements, our profitability, reputation and future prospects may be negatively impacted.
Our industries are very competitive and, if we fail to compete successfully, our market share and businesses will be adversely affected.
          We operate in two highly competitive industries and compete with a variety of organizations that offer products or services that are similar to or substitutes for those we offer. In the industrial products market, we compete with other participants that offer similar products or that provide alternative solutions based on different product and service characteristics. In our software markets, we compete with a number of participants at various levels of our product and services offering. New market entrants also pose a threat to our businesses.
          Many of our competitors have longer operating histories, more customers, longer relationships with their customers, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than we do. As a result, our competitors may have enhanced abilities to compete for specific customers and market share generally. Existing or future competitors may develop or offer solutions that are comparable or superior to ours at a lower price. In addition, our competitors may respond more quickly than we do to new or emerging technologies and changes in market requirements or expectations. They may also develop and promote their products and services more effectively than we do. If we fail to develop and deliver products and services which meet market requirements in a timely manner, our business and growth prospects will be harmed.
We rely heavily on our management team and our ability to retain our existing professionals is critical to the success of our business.
          We believe that our success will depend significantly on our ability to motivate and retain highly skilled management, technical, product development, and other key professional employees. In our software business, if we fail to retain key software developers and managers who have years of accumulated experience with our very complex software products or if we fail to attract and train a sufficient number of new software developers and testers at our off-shore operations, we may not be able to support our product development and customer projects at projected cost levels or at all. The software development and services industry in particular continues to be people-intensive and it may be difficult to find, train and retain qualified personnel with specialized skills and financial services industry experience. If one or more members of our senior management or technical team leaves, it could be difficult to replace them and our business could be seriously harmed.
We must keep pace with the rapid rate of technological innovation and changing market and customer requirements in order to build our software business.
          The software industry is characterized by rapid and continually changing technologies, the introduction of competing new products and services, and changing market and customer preferences. Our products and services must meet the requirements of and achieve significant acceptance among our current and prospective customers within this environment. Our future business will depend on our continuing ability to adapt to and incorporate changing technologies that our customers expect to deploy in their business environment.
          In addition, our future software business depends upon continued growth in the acceptance and use of licensed software and in-house account processing by our current and prospective clients. Their acceptance and usage in turn may depend upon factors such as: the actual or perceived benefits of in-house vs. out-sourced card account processing; a meaningful return on investment, cost efficiencies or other measurable economic benefits; our software’s actual or perceived reliability, scalability, and ease of use; and their willingness to adopt new business processes in order to realize the many cost and competitive benefits of running their own card processing operations, rather than outsourcing this function.
          We cannot assure that we will be successful in anticipating or responding to customer and market challenges on a timely or competitive basis or at all, or that our ideas and solutions will be successful in the marketplace. In addition, new or disruptive technologies and methodologies by our competitors may make our offerings uncompetitive. Any of these circumstances could adversely affect our ability to obtain and successfully complete new software contracts that are important to maintain and grow our software business.
If growth in the use of credit, debit, prepaid, and similar cards declines, demand for our software products and services may decline.
          We sell financial transaction processing software and services to customers that issue and manage credit, debit, prepaid and similar cards for both personal and business consumers in domestic and international markets. There has been significant growth in these markets in recent years and, more recently, a trend toward increasing use of prepaid cards for a variety of purposes. However, if the number of users of these various types of cards does not increase or if it declines, our customers and prospective customers may postpone or cancel purchase decisions or change their business focus, and demand for our products and services may decrease. Factors that may affect the use of credit, debit, prepaid, or similar cards and therefore the attractiveness of this market to our customers include:
•	Actual or perceived lack of security of information;

•	Lack of access and ease of use;

•	Increased regulatory oversight and costs of compliance;

•	Uncertainty and complexity of future regulatory environment;

•	Increased fraudulent activities and associated losses;

•	Reluctance to adopt new payment or cash access methods; and

•	Continued economic recession and reduced consumer spending.
We must maintain our reputation and expand our name recognition to remain competitive.
          We believe that establishing and maintaining a good reputation and brand names is critical for attracting and expanding our various targeted customer bases. If our reputation is damaged or if potential customers do not know what products and services we provide, we may become less competitive or lose our market share. Promotion and enhancement of our brand names will depend largely on our success in providing high quality products and services, which cannot be assured. If customers do not perceive our products and services to be effective or of high quality, our brand names and reputation could be materially and adversely affected.
          Our software customers use our solutions for critical applications to run their businesses. Any errors, defects or other performance problems, including those in our proprietary software, could result in financial or other damages. In addition to any liability we might have, performance problems could also adversely affect our brand name and reputation.
Failure to protect our intellectual property rights could impact our success and competitive position.
          We have developed substantial intellectual property in both our industrial products and software businesses which we believe are valuable assets and important to our current and future success. Our ability to protect the know-how, formulations, software, methodologies and other intellectual property is important to our success and our competitive position. We regard our intellectual property rights as proprietary and attempt to protect them with patents, copyrights, trademarks, trade secret laws, confidentiality agreements and other methods. Despite our efforts to protect our intellectual property rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our rights. The steps we take may not be adequate to prevent or deter infringement or other misappropriation of our intellectual property rights. In addition, we may not detect unauthorized use of, or take timely and effective actions to enforce and protect, our intellectual property rights. Existing laws of some countries in which we provide products and services afford more limited protection of intellectual property rights than laws in the United States. Furthermore, we have incurred significant legal expense related to an action to protect certain intellectual property of our industrial products business. There is no guarantee that we will recover any amount in damages, that the case will ultimately be decided in our favor or that future profits will not be impacted by significant ongoing expenses.
Others could claim that our services, software, or solutions infringe upon their intellectual property rights or violate contractual protections.
          We believe that our products do not infringe upon the intellectual property rights of others. However, we or our customers may be subject to claims that our services, products or solutions infringe upon the intellectual property rights of others. Any infringement claims may result in substantial costs, divert management attention and other resources, harm our reputation and prevent us from offering some services, software or solutions. A successful infringement claim against us could materially and adversely affect our business.
          In our software contracts, we generally agree to indemnify our clients for expenses and liabilities resulting from claimed infringement by our software, excluding third party components, of the intellectual property rights of others. In some instances, the amount of these indemnities may be greater than the revenue we receive from the customer.
Increasing government regulation could cause us to lose customers or impair our business.
          We are subject not only to regulations applicable to businesses generally, but we and the solutions we offer to our clients also may be subject to United States and foreign laws and regulations directly applicable to such issues as data privacy, financial, and credit transactions, and environmental issues. Laws and regulations in the United States, as well as legislative initiatives that may be considered in the future, may increase regulation and impose additional restrictions relating to the privacy of personal data, financial, and credit transactions and environmental issues. We may be affected indirectly by any such legislation to the extent that it impacts our existing and prospective customers and requires changes to our products and services in order that our customers may comply with such regulations. Any such laws and regulations therefore could affect our existing business relationships or prevent us from getting new customers.
Our business is currently concentrated in certain industries and geographically in the U.S. and Europe.
          Our business is concentrated in certain industries and geographically in the U.S. and Europe. In fiscal year 2008, approximately 89% and 10% of our sales were generated from sales in the United States and Europe, respectively. Our industrial product sales, which made up 81% of our consolidated revenue in 2008, are concentrated primarily in industries such as automotive parts and repair, transportation, manufacturing and the military. Sales of industrial products could be negatively impacted by the general economic downturn in the domestic market and in Europe, our second largest market, although it is difficult to predict to what extent sales will be affected. We also sell proprietary consumable supplies such as replenishment fluid and filters to our installed base of industrial product customers. We currently believe sales of consumable supplies are likely to be impacted to a lesser extent than equipment sales since end users require regular replenishment of such supplies for effective use of the equipment. However, if the business of the end user declines, the volume of replenishment supplies ordered could be lower and affect our financial performance. If any of customers experience financial difficulties or fail, it could reduce future sales and affect our accounts receivable collections.

Price increases may not be sufficient to offset cost increases and maintain profitability.
          In our industrial products business, we may be able to pass some or all increases in the cost of raw material and other production inputs to customers by increasing the selling prices of our products; however, higher product prices may also result in a reduction in sales volume. If we are not able to increase our selling prices sufficiently to offset increased raw material or other input costs, including packaging, direct labor, overhead and employee benefits, or if our sales volume decreases significantly, there could be a negative impact on our results of operations and financial condition.
We may be adversely affected by any disruption to our manufacturing facilities or our customer, supplier, or employee base.
          With respect to our industrial products business, any serious disruption to our facilities resulting from hurricanes and other weather-related events, fire, an act of terrorism or any other cause could damage a significant portion of our inventory, affect our distribution of products and materially impair our ability to distribute our products to customers. We could incur significantly higher costs and longer lead times associated with distributing our products to our customers during the time that it takes for us to reopen or replace a damaged facility. In addition, if there are disruptions to our customer and supplier base or to our employees caused by such events, our business could be temporarily adversely affected by higher costs for materials, increased shipping and storage costs, increased labor costs, increased absentee rates and scheduling issues. Certain key components of our products are available from a limited number of suppliers and a disruption in supply of even one of these key components could have a serious negative impact on our business. Any interruption in the production or delivery of our raw materials or key components could reduce sales of our products and increase our costs.
The nature of our business exposes us to product liability and warranty claims.
          We may be subjected to product liability and product warranty claims relating to the products we sell that, if adversely determined, could adversely affect our financial condition, results of operations, and cash flows. Although we currently maintain what we believe to be suitable and adequate insurance, we may not be able to maintain such insurance on acceptable terms or such insurance may not provide adequate protection against potential liabilities. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for significant periods, regardless of the ultimate outcome. Claims of this nature could also have a negative impact on customer confidence in our products and our company.
Our future capital needs are uncertain and we may need to raise additional funds in the future which may not be available on acceptable terms, if at all.
          Our capital requirements will depend on many factors including:
•	Acceptance of, and demand for, our products and services;

•	The costs of developing and selling new products or services;

•	The extent to which we continue to invest in development of new software products;

•	The costs to manufacture our industrial products;

•	The costs associated with the growth of our business; and

•	The extent to which we invest in new equipment or new lines of business.
          We expect that the proceeds from this rights offering, payments on our notes receivable, projected customer payments, and working capital borrowings will be sufficient for our operations for the foreseeable future. However, our line of credit expires June 30, 2009 and if the bank does not renew it, we could experience a cash shortfall. We may not achieve our current sales and cash flow projections and therefore our existing sources of cash and cash flows may not be sufficient to fund our activities or growth plans. As a result, we may need to raise additional funds which may not be available on acceptable terms, if at all. Furthermore, if we needed to raise additional equity capital in the future, such a financing could cause dilution to our existing shareholders or could have rights, preferences and privileges senior to those of our existing shareholders. If we need additional funds and cannot raise them on acceptable terms, we may need to scale back expenditures and may not be able to develop and enhance our products or execute our business plan.
Our line of credit contains various covenants that may limit our ability to operate our business.
          Our line of credit contains various provisions that restrict our ability to, among other things:
•	Transfer or sell assets, including the equity interests of our subsidiary, or use asset sale proceeds;

•	Incur additional debt;

•	Pay dividends or distributions on our capital stock or repurchase our capital stock;

•	Make certain restricted payments or investments;

•	Create liens to secure debt;

•	Merge or consolidate with another company; and

•	Engage in unrelated business activities.
          The amount we may borrow under our current line of credit is capped at $1.25 million and is tied to a calculation based on qualifying accounts receivables and inventories. There is no guarantee that the amount we qualify for under the line will be sufficient for our needs. If we do not comply with the provisions of the line of credit agreement, it could result in a default under our indebtedness, which could cause those and other obligations to become due and payable. If any of our indebtedness is accelerated, we may not be able to repay it. Furthermore, the line of credit expires June 30, 2009 and there is no assurance that it will be renewed on terms acceptable to us, if at all.
We are exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act of 2002.
          We are required to comply with Section 404 of the Sarbanes-Oxley Act of 2002. While we have concluded that at present we have no material weaknesses in our internal controls over financial reporting, we cannot assure you that we will not have a material weakness in the future. A “material weakness” is a control deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. If we fail to maintain a system of internal controls over financial reporting that meets the requirements of Section 404, we might be subject to sanctions or investigation by regulatory authorities such as the SEC, NYSE Regulation, Inc. or others. Additionally, failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our financial statements and our stock price may be adversely affected. If we fail to remedy any material weakness, our financial statements may be inaccurate, we may not have access to the capital markets and our stock price may be adversely affected.
We are exposed to risks related to our minority ownership positions in privately-owned companies.
          Currently we hold minority ownership positions in four privately-held companies which have an aggregate carrying value of $1.2 million as of December 31, 2008. We account for one of these investments in which we own a 25% interest under the equity method and each quarter we include our pro rata share of such company’s profit or loss in our reported financial results. Accordingly, our financial results could be impacted by any operating losses associated with such an investment. Moreover, the carrying value of our minority owned investments are based on our current estimate of realizability of the value of the investments. Future adverse changes in market conditions, poor operating results, lack of progress of the investee company, inability of the investee company to raise needed capital, the price and terms associated with capital raised by the investee company and potential liquidity events at valuations lower than our carrying value could cause us to write-down the value of our investment, which could negatively impact our financial performance.
Risks Related to the Rights Offering
The price of our common stock is volatile and may decline before or after the subscription rights expire.
          The market price of our common stock could be subject to wide fluctuations in response to numerous factors, including factors that have little or nothing to do with us or our performance, and these fluctuations could materially reduce our stock price. These factors include, among other things, actual or anticipated variations in our operating results and cash flow, the nature and content of our earnings releases and our competitors’ and customers’ earnings releases, announcements of technological innovations that affect our products, customers, competitors, or markets, changes in business conditions in our markets and the general state of the securities markets and the market for similar stocks, the number of shares of our common stock outstanding, changes in capital markets that affect the perceived availability of capital to companies in our industries, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions. In addition, the stock market historically has experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock.
          We cannot assure you that the public trading market price of our common stock will not decline after you elect to exercise your rights. If that occurs, you may have committed to buy shares of common stock in the rights offering at a price greater than the prevailing market price and could have an immediate unrealized loss. Moreover, we cannot assure you that, following the exercise of your rights, you will be able to sell your common stock at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our common stock. Until shares are delivered upon expiration of the rights offering, you will not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased will be delivered promptly after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.
If the rights offering is consummated, your relative ownership interest may experience significant dilution.
          To the extent that you do not exercise your rights and shares are purchased by other stockholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the rights will be diluted.
The subscription rights are not transferable, and there is no market for the subscription rights.
          You may not sell, give away or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value from your subscription rights.
Because we may terminate the offering at any time, your participation in the offering is not assured.
          We may terminate the offering at any time. If we decide to terminate the offering, we will not have any obligation with respect to the subscription rights except to return any subscription payments, without interest or deduction. If the total purchase price for the shares subscribed for is less than $1,400,000, we plan to cancel the rights offering, but we are not obligated to do so, and this requirement may be waived or modified by our board of directors.

The subscription price determined for the rights offering is not an indication of the fair value of our common stock.
          Our board of directors determined the subscription price considering the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, and historical and current trading prices for our common stock. The subscription price for a subscription right is $0.70 per share. The subscription price does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.
You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.
          Once you exercise your subscription rights, you may not revoke the exercise. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price. Our common stock is traded on the NYSE Amex exchange under the symbol “INS,” and the last reported sales price of our common stock on such exchange on June 5, 2009 was $0.65 per share. Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the subscription price you paid for such shares.
          If we elect to cancel or terminate the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments the subscription agent received from you.
If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.
          Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before July 17, 2009, the expiration date of the rights offering, unless extended. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. We will not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.
Risks Related to Our Common Stock
Failure to meet the continued listing standards of the NYSE Amex could result in delisting of our common stock.
          We currently do not meet the continued listing standards of the NYSE Amex exchange due to losses from continuing operations in three of the last four fiscal years and shareholders’ equity of less than $4 million. We have a plan, which has been accepted by the NYSE Amex exchange, to regain compliance by June 18, 2010. This rights offering is one element of our plan to regain compliance by increasing our shareholders’ equity. However, if we are not able to complete the rights offering successfully or if we continue to experience significant losses, we may not achieve compliance with continued listing standards and the NYSE Amex exchange could initiate delisting of our common stock. Delisting may have a negative impact on the market price and liquidity of our common stock.

The price of our common stock historically has experienced significant price and volume fluctuations, which may make it difficult for you to resell the common stock.
          The market price of our common stock historically has experienced and may continue to experience significant price and volume fluctuations similar to those experienced by the broader stock market in recent years. In addition, the price of our common stock may fluctuate significantly in response to various factors, including, but not limited to variations in our annual or quarterly financial results and conditions in the economy in general or the information technology or industrial products industries in particular, including increased competitive pressures and pricing pressures from the industry and our customers.
Significant sales of common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for our common stock.
          The sale of substantial amounts of our common stock could adversely affect its price. Sales of substantial amounts of our common stock in the public market, and the availability of shares for future sale, including 4,478,971 shares of our common stock issuable in the rights offering, and 233,000 shares of our common stock issuable upon exercise of outstanding options to acquire shares of our common stock could adversely affect the prevailing market price of our common stock. We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares are attempted to be sold within a short period of time, the market for our shares would be adversely affected. It is also unclear whether or not the market for our common stock could absorb a large number of attempted sales in a short period of time, regardless of the price at which the same might be offered. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our common stock and our ability to raise additional capital.
Provisions in our corporate documents and Georgia law could delay or prevent a change in control of Intelligent Systems Corporation, which could adversely affect the price of our common stock.
          The existence of some provisions in our corporate documents and Georgia law could delay or prevent a change in control of the Company, which could adversely affect the price of our common stock. Our bylaws contain provisions that may make the acquisition of control of the Company more difficult, including provisions relating to the nomination, election, and removal of directors and limitations on actions by our stockholders. For example, our bylaws provide that the Board of Directors be divided into three classes as nearly equal in size as possible with staggered three-year terms. This classification of the Board of Directors has the effect of making it more difficult for stockholders to change the composition of the Board of Directors.

USE OF PROCEEDS
          If we meet the minimum purchase requirement, we will receive estimated net proceeds of $1,282,325.05, after deducting estimated offering expenses of $117,674.95. If we sell all of the shares being offered, we will receive estimated net proceeds of $3,017,604.75, after deducting estimated offering expenses of $117,674.95. We plan to use the net proceeds of the rights offering principally to support our plans for our CoreCard subsidiary, including increasing marketing and sales activities, expanding CoreCard’s management team, and devoting additional resources to CoreCard’s credit and prepaid card processing services offering.
CAPITALIZATION
          The following table describes capitalization as of March 31, 2009, on an actual basis and on a pro forma, as adjusted basis to give effect to the sale of all 4,478,971 shares offered in the rights offering (including application of net proceeds as described above) at a price of $0.70 per share. The following information should be read in conjunction with our consolidated financial statements and the notes thereto incorporated by reference in this prospectus.

	Actual	As Adjusted
	(Unaudited, in Thousands)
Cash	$588	$3,605

Current liabilities:
Short-term borrowings	342	342
Accounts payable	938	938
Deferred revenue	980	980
Accrued payroll	425	425
Accrued expenses and other current liabilities	950	950

Total current liabilities	3,635	3,635
Long-term liabilities	226	226

Total liabilities	3,861	3,861

Shareholders’ equity:
Common stock; par value $.01 per share
Shares outstanding at June 17, 2009: 4,478,971
Shares outstanding if all shares sold in rights offering: 8,957,942	45	90

Additional paid-in-capital	18,459	21,431
Accumulated other comprehensive (loss) income	(105)	(105)
Accumulated deficit	(15,828)	(15,828)
Noncontrolling Interest	1,516	1,516

Total shareholders’ equity	4,087	7,104

Total capitalization	7,948	10,965

THE RIGHTS OFFERING
The Rights
          We are distributing to the record holders of our common stock as of June 17, 2009, non-transferable subscription rights to purchase shares of our common stock. The subscription rights will entitle the holders of common stock to purchase shares of common stock for an aggregate purchase price of $3,135,279.70. See below for additional information regarding subscription by DTC participants.
          You will receive one subscription right for each share of our common stock that you owned at the close of business on the record date. Each subscription right will entitle the holder thereof to purchase at the subscription price, on or before the expiration time of the rights offering, one share of common stock. Stockholders who elect to exercise their basic subscription privilege in full may also subscribe, at the subscription price, for up to 500,000 additional shares of our common stock under their respective over-subscription privileges to the extent that other rights holders do not exercise their basic subscription privileges in full. If a sufficient number of shares of our common stock are unavailable to fully satisfy the over-subscription privilege requests, the available shares of common stock will be sold pro rata among subscription rights holders who exercised their over-subscription privilege as described in “Subscription Privileges” in proportion to the number of shares of our common stock that such subscription rights holders purchased by exercising their basic subscription privileges.
          We intend to keep the rights offering open until July 17, 2009, unless our board of directors, in its sole discretion, extends such time.
Reasons for the Rights Offering
          Prior to approving the rights offering, our board of directors carefully considered current market conditions and opportunities as well as the dilution of the ownership percentage of the current holders of our common stock that may be caused by the rights offering before concluding that the rights offering was in the best interest of the Company.
          After weighing the factors discussed above and the effect of the $3,135,279.70 in additional capital, before expenses, that may be generated by the sale of shares pursuant to the rights offering, our board of directors believes that the rights offering is in the best interests of the Company. As described in the section of this prospectus entitled “Use of Proceeds,” the net proceeds of the rights offering will be used principally to support our plans for our CoreCard subsidiary, including increasing marketing and sales activities, expanding CoreCard’s management team, and devoting additional resources to CoreCard’s credit and prepaid card processing services offering.
Expiration of the Rights Offering and Extensions, Amendments, and Termination
          You may exercise your subscription rights at any time before 5:00 p.m., Eastern Daylight Time, on July 17, 2009, the expiration date of the rights offering, unless extended. We may, in our sole discretion, extend the time for exercising the subscription rights.
          We will extend the duration of the rights offering as required by applicable law, and may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in the rights offering. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent and information agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the most recently announced expiration date.
          We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering.

     If you do not exercise your subscription rights before the expiration date of the rights offering, your unexercised subscription rights will be null and void and will have no value. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to the exercise of your subscription privileges after the rights offering expires, regardless of when you transmitted the documents.
Subscription Privileges
     Your subscription rights entitle you to a basic subscription privilege and an over-subscription privilege.
     Basic Subscription Privilege. The basic subscription privilege of each whole right entitles you to purchase one share of our common stock at the subscription price of $0.70 per share. You will receive one subscription right for each share of our common stock you owned at the close of business on the record date. You are not required to exercise all of your subscription rights unless you wish to purchase shares under your over-subscription privilege.
     Over-Subscription Privilege. The over-subscription privilege of each right entitles you, if you have fully exercised your basic subscription privilege, to subscribe for up to 500,000 additional shares of our common stock at the same subscription price per share. Shares will only be awarded to you, however, if other holders of subscription rights do not subscribe for all the shares available to them under their basic subscription privileges.
     Pro Rata Allocation. Shares will first be awarded to rights holders in the amount that each holder subscribed for under his basic subscription privilege. If available shares remain after the fulfillment of all basic subscription requests under the holders’ basic subscription privilege, then shares will be awarded to rights holders who exercised their over-subscription privilege. If there are sufficient shares available to fulfill the over-subscription requests of all rights holders, then each right holder will receive the number of shares subscribed under his over-subscription privilege.
     The allocation process may involve a series of allocations to assure that the total number of remaining shares available for over-subscriptions is distributed on a pro rata basis. The formula to be used in allocating the available excess shares is as follows:

Rights Holder’s Rights Ownership as of the Record Date Total Rights Ownership as of the Record Date of Rights Holders Exercising Their Over-Subscription Right	x	Shares Available for Rights Holders Exercising Their Over-Subscription Right
     In certain situations, allocating the remaining available shares on this basis could result in your receiving an allocation of a greater number of shares than you subscribed for under your over-subscription privilege. If this occurs, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their over-subscription privileges on the pro rata basis described above.
     Full Exercise of Basic Subscription Privilege. You may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privilege held by you in the same capacity. For example, suppose that you were granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the subscription rights you own individually, but not with respect to the subscription rights you own collectively with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned subscription rights. You do not have to subscribe for any shares under the basic subscription privilege owned collectively with your spouse to exercise your individual over-subscription privilege.
     When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as to shares of our common stock that you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.
     Return of Excess Payment; Delivery of Certificates. If you exercised your over-subscription privilege and are allocated less than all of the shares of our common stock for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, promptly after the expiration date of the rights offering. We will deliver to the holders of record who purchase shares in the rights offering certificates representing the shares of our common stock that they purchased promptly after the expiration date of the rights offering and after all allocations and adjustments have been completed.
Method of Subscription—Exercise of Rights
     If you are a record holder of shares of our common stock, you may exercise your subscription rights by delivering the following to the subscription agent, at or before 5:00 p.m., Eastern Daylight Time, on July 17, 2009, the expiration date of the rights offering, unless extended:
•	Your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation; and

•	Your full subscription price payment for each share subscribed for under your subscription privileges.
     If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, custodian bank, or other nominee, you should instruct your broker, custodian bank or other nominee to exercise your rights and deliver all documents and payment on your behalf before 5:00 p.m., Eastern Daylight Time, on July 17, 2009, the expiration date of the rights offering, unless extended.
     Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents and your full subscription price payment before 5:00 p.m., Eastern Daylight Time, on July 17, 2009, the expiration date of the rights offering, unless extended.
Method of Payment
     Your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by either:
•	cashier’s or certified check drawn upon a United States bank payable to the subscription agent; or

•	wire transfer of immediately available funds to the subscription account maintained by the subscription agent at JP Morgan Chase Bank, 55 Water Street, New York, New York 10005, ABA #021000021, Account No. 957-341326 American Stock Transfer FBO Intelligent Systems Corporation.

     For wire transfer of funds, please ensure that the wire instructions include the identity of the subscriber paying the subscription price and the subscription rights certificate number, and send your subscription rights certificate via overnight courier to be delivered on the next business day following the day of the wire transfer to the subscription agent. You are responsible for any wire transfer fees.
     Personal checks will not be accepted.

Receipt of Payment
     Your payment will be considered received by the subscription agent only upon:
•	Receipt by the subscription agent of any cashier’s or certified check drawn upon a United States bank payable to the subscription agent; or

•	Receipt of collected funds in the subscription account designated above.
Delivery of Subscription Materials and Payment
     You should deliver your subscription rights certificate and payment of the subscription price to the subscription agent by one of the methods described below:
American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, New York 11219
Telephone: (877) 248-6417
     Your delivery to a different address or by any method other than as set forth above will not constitute valid delivery.
Calculation of Subscription Rights Exercised
          If the aggregate subscription price paid by you is insufficient to purchase the number of shares you subscribed for, then you will be deemed to have exercised the Basic Subscription Privilege and Over-Subscription Privilege to purchase shares to the full extent of the payment tendered.
          If the aggregate subscription price paid by you exceeds the amount necessary to purchase the number of shares for which you have indicated an intention to subscribe, then the remaining amount will be returned to you by mail, without interest or deduction, promptly after the Expiration Date and after all allocations and adjustments contemplated by the terms of the Rights Offering have been effected.
          If you do not indicate the number of subscription rights being exercised, then you will be deemed to have exercised your subscription rights with respect to the maximum number of whole subscription rights that may be exercised with the aggregate subscription price you delivered to the subscription agent. If you do not indicate the number of subscription rights being exercised and your aggregate subscription price is greater than the amount you owe for exercise of your Basic Subscription Privilege in full, you will be deemed to have exercised your Over-Subscription Privilege to purchase the maximum number of shares of common stock with your over-payment.
          If we do not apply your full subscription price payment to your purchase of shares of common stock, the Company or the subscription agent will return the excess amount to you by mail, without interest, as soon as practicable after the expiration date of the rights offering.
Your Funds Will Be Held by the Subscription Agent until Shares of Our Common Stock Are Issued
     The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other subscription rights holders until we issue your shares of our common stock to you upon consummation of the rights offering.
Medallion Guarantee May Be Required
     Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	Your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	You are an eligible institution.
Notice to Brokers and Nominees
     If you are a broker, a trustee, or a depositary for securities who holds shares of our common stock for the account of others on June 17, 2009, the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that was provided to you with your rights offering materials. If you did not receive this form, you should contact the information agent, Morrow & Co., LLC, at 470 West Avenue, Stamford, CT 06902, Telephone: (800) 607-0088 or (203) 658-9400, to request a copy.
Beneficial Owners
     If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank, or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank, or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank, or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank, or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank, or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank, or nominee or if you receive it without sufficient time to respond.
Instructions for Completing Your Subscription Rights Certificate
     You should read and follow the instructions accompanying the subscription rights certificates carefully.
     You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the rights offering expires. You must pay, or arrange for payment, by means of a certified or cashier’s check or wire transfer of funds. Personal checks will not be accepted.
Determinations Regarding the Exercise of Your Subscription Rights
     We will decide all questions concerning the timeliness, validity, form, and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.
     Neither we, the subscription agent, nor the information agent will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.
Material United States Federal Income Tax Consequences
     A holder should not recognize income or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see “Material United States Federal Income Tax Consequences.”
Regulatory Limitation
     We will not be required to issue shares of our common stock to you pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the rights offering expires, you have not obtained such clearance or approval.
Questions about Exercising Subscription Rights
     If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or the Instructions for Use of Intelligent Systems Corporation Subscription Rights Certificates, you should contact the information agent, Morrow & Co., LLC, at 470 West Avenue, Stamford, CT 06902, Telephone: (800) 607-0088 or (203) 658-9400.
Subscription Agent and Information Agent
     We have appointed American Stock Transfer & Trust Company to act as subscription agent and Morrow & Co., LLC to act as information agent for the rights offering. You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to the information agent.
Fees and Expenses
     We will pay all fees charged by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the rights. Neither we nor the subscription agent will pay such expenses.
No Revocation
     Once you have exercised your subscription privileges, you may not revoke your exercise. Subscription rights not exercised before the expiration date of the rights offering will expire and will have no value.
Procedures for DTC Participants
     We expect that the exercise of your basic subscription privilege and your over-subscription privilege may be made through the facilities of the Depository Trust Company. If your subscription rights are held of record through DTC, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your subscription price payment for each share of our common stock that you subscribed for pursuant to your basic subscription privilege and your over-subscription privilege.
Subscription Price
     The subscription price is $0.70 per share. For more information with respect to how the subscription price was determined, see “Reasons for the Rights Offering” and “Questions and Answers relating to the Rights Offering” included elsewhere in this prospectus.
Non-Transferability of the Rights
     Except in the limited circumstances described below, only you may exercise the basic subscription privilege and the over-subscription privilege. You may not sell, give away or otherwise transfer the basic subscription privilege or the over-subscription privilege.
     Notwithstanding the foregoing, your rights may be transferred by operation of law; for example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us before the expiration date of the rights offering.
Cancellation Rights
     Our board of directors may cancel the rights offering, in whole or in part, in its sole discretion at any time for any reason before the time the rights offering expires (including a change in the market price of our common stock). If the total purchase price for the shares subscribed for is less than $1,400,000, we plan to cancel the rights offering, but we are not obligated to do so, and this requirement may be waived or modified by our board of directors. If we cancel the rights offering, any funds you paid to the subscription agent will be promptly refunded, without interest or deduction.
No Stand-by Commitment to Purchase Additional Shares
We have no stand-by or backstop commitment with any party to buy shares if the subscription rights are not fully exercised. Some of the members of our management team and board of directors have advised us that they currently intend to participate in the rights offering. One of our largest stockholders and our Chief Executive Officer, J. Leland Strange, has indicated he intends to participate to the full extent of his Basic Subscription Privilege and may exercise his Over-Subscription Privilege to some lesser extent, but he is not obligated to do so.
No Board Recommendation
     An investment in shares of our common stock must be made according to each investor’s evaluation of his own best interests and after considering all of the information herein, including the “Risk Factors” section of this prospectus. Neither we nor our board of directors make any recommendation to subscription rights holders regarding whether they should exercise or sell their subscription rights.

Listing
          The rights will not be listed on the NYSE Amex exchange or any other stock exchange or national market. The shares of common stock issuable upon exercise of the rights will be listed on the NYSE Amex exchange under the symbol “INS”.
Shares of Common Stock Outstanding After the Rights Offering
     Based on the 4,478,971 shares of our common stock currently outstanding as of June 17, 2009 and assuming that all 4,478,971 shares of common stock offered in the rights offering are issued, 8,957,942 shares of our common stock will be issued and outstanding following the rights offering, excluding any shares that may be issued pursuant to the exercise of stock options.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
     The following discussion is a summary of the material United States Federal income tax consequences of the rights offering to holders of our common stock. This discussion assumes that the holders of our common stock hold such common stock as a capital asset for United States Federal income tax purposes. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are United States persons and does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Code, including, without limitation, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold our common stock as part of a hedge, straddle, conversion, or other risk reduction transaction, or who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.
     We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the United States Federal income tax consequences of the rights offering or the related share issuance. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws. ACCORDINGLY, EACH HOLDER OF OUR COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED SHARE ISSUANCE TO SUCH HOLDER.
     The United States Federal income tax consequences to a holder of our common stock of the receipt and exercise of subscription rights under the rights offering should be as follows:
     1. A holder should not recognize taxable income for United States Federal income tax purposes in connection with the receipt of subscription rights in the rights offering.
     2. Except as provided in the following sentence, a holder’s tax basis in the subscription rights received in the rights offering should be zero. If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder elects, in its United States Federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its tax basis in such common stock to the subscription rights, then upon exercise of the subscription rights, the holder’s tax basis in the common stock should be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. A holder’s holding period for the subscription rights received in the rights offering should include the holder’s holding period for the common stock with respect to which the subscription rights were received.
     3. A holder which allows the subscription rights received in the rights offering to expire should not recognize any gain or loss, and the tax basis in the common stock owned by such holder with respect to which such subscription rights were distributed should be equal to the tax basis in such common stock immediately before the receipt of the subscription rights in the rights offering.
     4. A holder should not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis in the common stock acquired through exercise of the subscription rights should equal the sum of the subscription price for the common stock and the holder’s tax basis, if any, in the rights as described above. The holding period for the common stock acquired through exercise of the subscription rights should begin on the date the subscription rights are exercised.
     5. A holder will recognize ordinary dividend income upon the receipt of any dividend or other distribution on the shares of common stock it acquires upon exercise of the rights to the extent of our current and accumulated earnings and profits. If the holder is non-corporate, dividends paid out of current or accumulated earnings and profits will be qualified dividends and under current law will be taxed at preferential rates applicable to long term capital gains. If the holder is corporate, dividends deemed to have been paid out of our current and accumulated earnings and profits will be eligible for the 70% dividends received deduction under Section 243 of the Code, subject to certain holding period requirements and the limitation regarding debt-financed portfolio stock. A distribution in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital to the extent of the holder’s adjusted tax basis in its shares of common stock acquired upon exercise of the rights, and thereafter will constitute capital gain. If the holder is corporate, it will be required to reduce its basis in such shares of common stock (but not below zero) in the event any dividends on such shares of common stock constitute “extraordinary dividends,” as defined in Section 1059 of the Code, if it has not held such shares of common stock for more than two years at the time of such extraordinary dividend; if the amount of the required reduction exceeds the holder’s basis in such shares of common stock, such excess would be treated as capital gain.
     6. If a holder sells or exchanges shares of common stock acquired upon exercise of the rights, the holder generally will recognize gain or loss on the transaction equal to the difference between the amount realized and the holder’s basis in the shares of common stock. Such gain or loss upon the sale of the shares will be long-term or short-term capital gain or loss, depending on whether the shares have been held for more than one year. Under current law, non-corporate holders are taxed at a maximum rate of 15% on long term capital gains. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
          Under the backup withholding rules of the Code, a holder may be subject to backup withholding with respect to payments of dividends and proceeds from the sale, exchange or redemption of our shares unless the holder: (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or (ii) provides a correct taxpayer identification number and certifies under penalties of perjury that the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividends and interest income. Any amount withheld under these rules will be credited against the holder’s U.S. federal income tax liability. We may require a holder to establish its exemption from backup withholding or to make arrangements satisfactory to us with respect to the payment of backup withholding.
          THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THIS OFFERING AND RELATED SHARE ISSUANCE APPLICABLE TO YOUR OWN PARTICULAR TAX SITUATION.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
     Trading Prices
     The following table sets forth, for the fiscal quarters indicated, the high and low sales prices for our common stock as reported by the NYSE Amex exchange (formerly known as the American Stock Exchange (Amex)) from April 1, 2006, through June 5, 2009.

	High	Low
2006
Second Quarter	2.40	1.95
Third Quarter	2.70	1.92
Fourth Quarter	3.30	2.26

2007
First Quarter	4.48	3.05
Second Quarter	4.46	3.42
Third Quarter	3.75	3.25
Fourth Quarter	3.75	2.85

2008
First Quarter	3.99	2.90
Second Quarter	3.75	2.90
Third Quarter	3.60	2.10
Fourth Quarter	2.12	0.66

2009
First Quarter	1.40	0.55
Second Quarter (through June 5, 2009)	0.95	0.57
     Dividend Policy
          We have not paid regular dividends in the past and does not expect to pay any regular dividends in the foreseeable future. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including restrictions in our debt instruments, as well as our future earnings, capital requirements, financial condition, prospects and other factors that our board of directors may deem relevant.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the material terms of our capital stock. You are strongly encouraged, however, to read our articles of incorporation and bylaws, copies of which are available from us upon request.
General Matters
Our articles of incorporation provide that we are authorized to issue 20,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of Series A preferred stock.
As of May 12, 2009, we had outstanding 4,478,971 shares of common stock held by 321 stockholders of record. As of June 17, 2009, we had outstanding options (including vested and unvested options) to purchase 233,000 shares of our common stock.
Common Stock
Shares of our common stock have the following rights, preferences, and privileges:
•	Voting rights. Each outstanding share of common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes cast by all shares of common stock present or represented by proxy.

•	Dividends. Holders of common stock are entitled to receive dividends as, when, and if dividends are declared by our board of directors out of assets legally available for the payment of dividends.

•	Liquidation. In the event of a liquidation, dissolution, or winding up of our affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors, our remaining assets will be distributed ratably among the holders of shares of common stock on a per share basis. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we will need to pay the applicable distribution to the holders of our preferred stock before distributions are paid to the holders of our common stock.

•	Rights and preferences. Our common stock has no preemptive, redemption, conversion, or subscription rights. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Listing
Our common stock is listed on the NYSE Amex exchange under the trading symbol “INS”.
Preferred Stock
Our articles of incorporation provide that the board of directors has the authority, without action by the stockholders, to designate and issue up to 2,000,000 shares of preferred stock and to fix the powers, rights, preferences and privileges of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock. In 1997, our board of directors designated 200,000 shares of preferred stock as Series A Preferred Stock to be issued pursuant to a Rights Agreement dated November 25, 1997 between us and American Stock Transfer Company, as rights agent; however, the Rights Agreement has expired. There will be no shares of preferred stock outstanding immediately after the closing of this offering. Any issuance of shares of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that the holders of preferred stock will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring, or preventing a change in control. We have no present plans to issue any shares of preferred stock.

Anti-Takeover Effects of Certain Provisions of Our Articles of Incorporation and Bylaws
Our articles of incorporation and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring, or preventing a future takeover or change in control of our company unless the takeover or change in control is approved by our board of directors. These provisions include the following:
Staggered Board of Directors. Our bylaws provide for a staggered board of directors, divided into three classes, with our stockholders electing one class each year. Between stockholders’ meetings, the board of directors will be able to appoint new directors to fill vacancies or newly created directorships so that no more than the number of directors in any given class could be replaced each year and it would take three successive annual meetings to replace all directors.
No Shareholder Action Through Written Consent. Our articles of incorporation do not provide for stockholder action other than at an annual or special meeting of stockholders; accordingly, stockholder action cannot be taken by written consent in lieu of a meeting unless all stockholders consent.
Advance Notice Procedures for Stockholder Proposals. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders. Stockholders at our annual meeting may only consider proposals brought before the meeting by or at the direction of our board, the Chairman of our board of directors, our President, our Chief Executive Officer, or a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting.
Nominations to Board of Directors. Our bylaws establish an advance notice procedure for stockholder nominations to our board of directors. A stockholder may only make a nomination to the board if he or she complies with the advance notice requirements of the bylaws and is entitled to vote on such nomination at the meeting.
Removal of Directors; Board of Directors Vacancies. Our bylaws provide that members of our board of directors may not be removed without cause. Our bylaws further provide that only our board of directors may fill vacant directorships, except in limited circumstances. These provisions would prevent a stockholder from gaining control of our board of directors by removing incumbent directors and filling the resulting vacancies with such stockholder’s own nominees.
The foregoing provisions of our articles of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of the common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, and its telephone number is (877) 248-6417.

PLAN OF DISTRIBUTION
     On or about June 22, 2009, we will distribute the rights, rights certificates and copies of this prospectus to individuals who owned shares of common stock on June 17, 2009. If you wish to exercise your rights and purchase shares of common stock, you should complete the rights certificate and return it with payment for the shares, to the subscription agent, American Stock Transfer & Trust Company, at the following address:
American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, New York 11219
Telephone: (877) 248-6417
     See further the section of this prospectus entitled “The Rights Offering.” If you have any questions, you should contact the information agent, Morrow & Co., LLC, at 470 West Avenue, Stamford, CT 06902, Telephone: (800) 607-0088 or (203) 658-9400.
     Other than as described herein, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.
LEGAL MATTERS
     The validity of the shares of common stock issuable upon exercise of the subscription rights will be passed upon for us by Ledbetter Johnson Wanamaker Glass LLP.
EXPERTS
     The consolidated financial statements of the Company for the year ended December 31, 2008 appearing in the Company’s most recent Annual Report (Form 10-K) have been audited by Habif, Arogeti & Wynne, LLP, an independent registered public accounting firm, and the consolidated financial statements of the Company for the year ended December 31, 2007 appearing in the Company’s most recent Annual Report (Form 10-K) have been audited by Tauber & Balser, P.C., an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

INCORPORATION BY REFERENCE
     The Securities and Exchange Commission, or the SEC, allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. The documents we incorporate by reference include:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009; and

•	our Definitive Proxy Statement on Schedule 14A, filed April 16, 2009.
     Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.
     You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address or telephone number:
Intelligent Systems Corporation
4355 Shackleford Road
Norcross, Georgia 30093
(770) 381-2900
     We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the SEC maintains a web site (www.sec.gov) that contains periodic reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including Intelligent Systems Corporation. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.
     In addition, we make available, without charge, through our website, www.intelsys.com, electronic copies of our filings with the SEC, including copies of annual reports on Form 10-K, quarterly reports on Form 10-Q, and amendments to these filings, if any. Information on our website should not be considered a part of this prospectus, and we do not intend to incorporate into this prospectus any information contained in the website.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
     The expenses relating to the registration of the securities registered hereby will be borne by the registrant. Such expenses are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$174.95
NYSE Amex Listing Fee	$45,000.00
Subscription Agent Fees and Expenses	$20,000.00
Information Agent Fees and Expenses	$6,500.00
Printing Costs	$6,000.00
Accounting Fees and Expenses	$3,000.00
Legal Fees	$35,000.00
Miscellaneous Expenses	$2,000.00

Total	$117,674.95
Item 14. Indemnification of Directors and Officers.
     The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and to the articles of incorporation and the bylaws of Intelligent Systems Corporation, a Georgia corporation.
     Georgia Business Corporation Code
     Section 14-2-851 of the Georgia Business Corporation Code (the “GBCC”) empowers us to indemnify a director (including a former director and including a director who is or was serving at our request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) against liability arising from official acts, provided the director acted in good faith and reasonably believed that his or her conduct was in our best interests. We may indemnify a director with respect to criminal proceedings if the director acted in good faith and had no reasonable cause to believe the conduct was unlawful. Pursuant to Section 14-2-851, we may not indemnify a director in connection with a claim by us or in our right, or if the director is adjudged liable for conduct involving receipt of an improper personal benefit.
     In addition, Section 14-2-856 of the GBCC permits our articles of incorporation, bylaws, a contract, or resolution approved by the shareholders, to authorize us to indemnify a director against claims to which the director was a party, including claims by us or in our right (e.g., shareholder derivative action). However, we may not indemnify the director for liability to us for any misappropriation of a business opportunity belonging to us, intentional misconduct or knowing violation of the law, unlawful distributions or receipt of an improper benefit.
     Section 14-2-852 of the GBCC provides for mandatory indemnification against reasonable expenses incurred by a director who is wholly successful in defending an action to which the director was a party due to his or her status as our director on the merits or otherwise. Section 14-2-854 allows a court, upon application by a director, to order indemnification and advancement of expenses if it determines that the director is entitled to indemnification under the GBCC, or it determines that indemnification is fair and reasonable even if the director has failed to meet the statutory standard of conduct provided under Section 14-2-851. However, the court may not order indemnification in excess of reasonable expenses for liability to us or for receipt of an improper benefit.
     Section 14-2-857 of the GBCC permits us to indemnify an officer (including a former officer and including an officer who is or was serving at our request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) to the same extent as a director. We may indemnify an officer who is not a director to a further extent by means of our articles of incorporation, bylaws, board resolutions, or by contract. However, we may not indemnify an officer for liability arising from conduct involving misappropriation of a business opportunity of ours, intentional misconduct or knowing violation of the law, unlawful distributions, or receipt of an improper benefit. An officer who is not a director is also entitled to mandatory indemnification and may apply for court-ordered indemnification.
     Section 14-2-858 of the GBCC permits us to purchase and maintain insurance on behalf of our directors and officers against liability incurred by them in their capacities or arising out of their status as our directors and officers, regardless of whether we would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.
     Articles of Incorporation and Bylaws
     Article Six of our articles of incorporation exculpates our directors from personal liability for money damages to us or our shareholders to the maximum extent permitted by the GBCC, as it may be amended from time to time.
     Article 8 of our bylaws provides that we will indemnify any of our directors who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, whether formal or informal, including any action or suit by or in the right of the Company (a “Proceeding”) because he or she is or was a director, officer, employee, or agent of the Company, against any judgment, settlement, penalty, fine, or reasonable expenses (including, but not limited to, attorneys’ fees and disbursements, court costs, and expert witness fees) incurred with respect to the Proceeding. The indemnification covers any claim or liability against the person if the person acted in a manner that he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. No indemnification shall be made for: (a) any appropriation by a director, in violation of the director’s duties, of any business opportunity of the corporation; (b) any acts or omissions of a director that involve intentional misconduct or a knowing violation of law; (c) any liability in connection with an unlawful distribution; or (d) any transaction from which the director received an improper personal benefit.
     Article 8 of our bylaws also authorizes our board of directors to cause the Company to provide to officers, employees, and agents of the Company, and of directors, officers, employees and agents of other corporations, partnerships, joint ventures, trusts, employee benefit plans or other companies, all or any part of the right to indemnification permitted for such persons by the GBCC.
     In addition to the foregoing, Article 8 of our bylaws also obligates us to indemnify each of our directors and such of our officers as have been designated by the board of directors to the full extent permitted by action of the board of directors without shareholder approval under the GBCC and other laws of the State of Georgia.
  Indemnification Agreements between Company and Directors and Certain Officers; Insurance Policies
     We have entered into indemnification agreements with our directors and certain officers providing contractual indemnification by us to the maximum extent authorized by law.
     We maintain an insurance policy on behalf of the Company and its subsidiaries, and on behalf of the directors and officers thereof, covering certain liabilities that may arise as a result of the actions of such directors and officers.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, indemnification may be limited by state securities laws.
Item 15. Recent Sales of Unregistered Securities
     There have been no sales of unregistered securities by the Company during the past three years.
Item 16. List of Exhibits.
     The Exhibits to this registration statement are listed in the Index to Exhibits.

Item 17. Undertakings.
(a) Intelligent Systems Corporation hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia on June 9, 2009.

INTELLIGENT SYSTEMS CORPORATION
By:	/s/ J. Leland Strange
J. Leland Strange
President and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints Bonnie L. Herron as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Leland Strange	Chairman of the Board,	June 9, 2009
J. Leland Strange	President and Chief Executive Officer (Principal Executive Officer and Director)

/s/ Bonnie L. Herron	Vice President,	June 9, 2009
Bonnie L. Herron	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

/s/ James V. Napier*	Director	June 9, 2009
James V. Napier

/s/ John B. Peatman*	Director	June 9, 2009
John B. Peatman

/s/ Parker H. Petit*	Director	June 9, 2009
Parker H. Petit

*By:	/s/ Bonnie L. Herron
Bonnie L. Herron Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit	Description
3(i)	Amended and Restated Articles of Incorporation of the Registrant dated November 14, 1991, as amended November 25, 1997 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1991 and to Exhibit 3.1 to the Registrant’s Report on Form 8-K dated November 25, 1997).

3(ii)	Bylaws of the Registrant dated December 7, 2007 (incorporated herein by reference to Exhibit 3.2 of the Registrant’s Form 8-K dated December 7, 2007).

4.1*	Form of Subscription Rights Certificate.

4.2*	Subscription Agent Agreement, dated as of , 2009, by and between Intelligent Systems Corporation and American Stock Transfer & Trust Company.

5.1*	Opinion of Ledbetter Johnson Wanamaker Glass LLP regarding the validity of the securities being registered.

10.1	Lease Agreement dated June 1, 2004, between the Registrant and ISC Properties, LLC (incorporated herein by reference to Exhibit 10.1 of the Registrant’s Form 10-K for the year ended December 31, 2004).

10.2	Management Compensation Plans and Arrangements:

(a) Intelligent Systems Corporation 2003 Stock Incentive Plan

(b) Intelligent Systems Corporation Change in Control Plan for Officers

(c) Intelligent Systems Corporation Outside Director’s Retirement Plan

(d) Non-Employee Directors Stock Option Plan.

Exhibit 10.2(a) is incorporated herein by reference to Exhibit 10.2(a) to the Registrants Form 10-K for the year ended December 31, 2003. Exhibits 10.2(b) and (c) are incorporated herein by reference to Exhibit 10.4 to the Registrant’s Form 10-K for the year ended December 31, 1993. Exhibit 10.2(d) is incorporated herein by reference to Exhibit 10.3 to the Registrant’s Form 10-K for the year ended December 31, 2000.

10.3	Loan Agreement by and among Intelligent Systems Corporation and Fidelity Bank dated October 1, 2003 (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Form 10-K for the year ended December 31, 2003).

10.4	Security Agreement by and among Intelligent Systems Corporation and Fidelity Bank dated as of October 1, 2003 (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Form 10-K for the year ended December 31, 2003).

10.5	Form of Security Agreement by and among majority owned subsidiary companies of Intelligent Systems Corporation and Fidelity Bank as of October 1, 2003 (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Form 10-K for the year ended December 31, 2003).

10.6	Negative Pledge Agreement by and among Intelligent Systems Corporation and Fidelity Bank dated October 1, 2003 (incorporated herein by reference to Exhibit 10.6 to the Registrant’s Form 10-K for the year ended December 31, 2003).

10.7	Commercial Promissory Note and Rider thereto of Intelligent Systems Corporation in favor of Fidelity Bank dated October 1, 2004 (incorporated herein by reference to Exhibit 10.7 to the Registrant’s Form 10-K for the year ended December 31, 2003).

10.8	Form of Guarantee of majority owned subsidiaries of Intelligent Systems Corporation in favor of Fidelity Bank dated October 1, 2003 (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Form 10-K for the year ended December 31, 2003).

10.9	Seventh Modification to Loan Documents by and among Intelligent Systems Corporation and Fidelity Bank dated December 1, 2008 (incorporated herein by reference to Exhibit 10.9 to the Registrant’s Form 10-K for the year ended December 31, 2008).

21.1	List of subsidiaries of Registrant (incorporated herein by reference to Exhibit 21.1 to the Registrant’s Form 10-K for the year ended December 31, 2008).

23.1*	Consent of Habif, Arogeti & Wynne, LLP.

23.2*	Consent of Tauber & Balser, P.C.

23.3*	Consent of Ledbetter Johnson Wanamaker Glass LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney.

31.1	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (incorporated herein by reference to Exhibit 31.1 to the Registrant’s Form 10-K for the year ended December 31, 2008).

31.2	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (incorporated herein by reference to Exhibit 31.2 to the Registrant’s Form 10-K for the year ended December 31, 2008).

32.1	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (incorporated herein by reference to Exhibit 32.1 to the Registrant’s Form 10-K for the year ended December 31, 2008).

99.1*	Form of Instructions for Use of Intelligent Systems Corporation Subscription Rights Certificates.

99.2*	Form of Letter to Stockholders who are Record Holders.

99.3*	Form of Letter to Nominee Holders Whose Clients are Beneficial Holders.

99.4*	Form of Letter to Clients of Nominee Holders.

99.5*	Form of Nominee Holder Certification.

99.6*	Form of Beneficial Owner Election.

*	Previously filed.